Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces Second Quarter 2009 Financial Results
ATLANTA, August 3, 2009 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the second quarter and six months ended June 30, 2009.
Highlights of Financial Results
•	Net earnings for the 2009 second quarter were $5.0 million, or $0.22 per basic share and $0.21 per diluted share, compared to net earnings of $4.5 million, or $0.21 per basic share and $0.20 per diluted share for the same period in 2008. The second quarter 2009 net earnings included charges of $1.0 million related to stock-based compensation and $0.7 million related to a previously reported litigation settlement and $1.7 million of foreign currency gains on intercompany balances. The second quarter 2008 net earnings included a $1.6 million charge for stock-based compensation and $0.1 million of foreign currency losses on intercompany balances.

•	Adjusted EBITDA for the 2009 second quarter was $7.7 million compared to $8.6 million of adjusted EBITDA for the same period in 2008. The 2009 second quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the $1.0 million charge related to stock-based compensation, the $0.7 million charge related to the litigation settlement and the $1.7 million of foreign currency gains on intercompany balances. The comparable adjusted EBITDA amount for the second quarter of 2008 excludes from EBITDA for such period the $1.6 million charge for stock-based compensation and the $0.1 million of foreign currency losses on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the second quarter of 2009 was $45.5 million, a decrease of $4.1 million, or 8.4%, compared to $49.6 million for the same period in 2008. On a constant dollar basis adjusted for changes in foreign currency exchange rates, 2009 second quarter revenue declined less than 1% compared to the same period in 2008.

•	Net earnings for the first six months of 2009 were $6.9 million, or $0.31 per basic share and $0.30 per diluted share, compared to net earnings of $8.1 million, or $0.37 per basic share and $0.35 per diluted share for the same period in 2008. The first six months of 2009 net earnings included charges of $1.0 million related to stock-based compensation and $0.7 million related to the litigation settlement and $1.1 million of foreign currency gains on intercompany balances. The first six months of 2008 net earnings included a $4.6 million charge for stock-based compensation and $0.5 million of foreign currency gains on intercompany balances.

•	Adjusted EBITDA for the six months ended June 30, 2009 was $12.8 million compared to $17.7 million of adjusted EBITDA for the same period in 2008. The 2009 six-month adjusted EBITDA excludes the $1.0 million charge for stock-based compensation, the $0.7 million charge related to the litigation settlement and the $1.1 million of foreign currency gains on intercompany balances. The comparable adjusted EBITDA amount for the first six months of 2008 excludes the $4.6 million stock-based compensation charge and the $0.5 million of foreign currency gains on intercompany balances.

•	Consolidated revenue in the first six months of 2009 was $84.7 million, a decrease of $13.2 million, or 13.5%, compared to $97.9 million for the same period in 2008. On a constant dollar basis adjusted for changes in foreign currency exchange rates, 2009 first half revenue declined 4.6% compared to the same period in 2008.
Liquidity
At June 30, 2009 the Company had cash and cash equivalents of $28.5 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $17.0 million, which included a $16.6 million outstanding balance on a variable rate term loan due 2011 and a $0.4 million capital lease obligation.
“We are encouraged by the improvement in our second quarter year over year revenue performance compared to our first quarter this year,” said Romil Bahl, president and chief executive officer. “We are pleased to see overall revenue increases in our international segment as measured in local currencies. It is rewarding to see these improvements, which have resulted in part from an increased intensity in aggressively managing our core business. Having just completed the exercise to craft our growth strategy, these results serve to make us even more optimistic about the future.”
Second Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s second quarter 2009 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-730-5763 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 857-350-1587. To be admitted to the call, listeners should use passcode 60557739. A replay of the call will be available approximately one hour after the conclusion of the live call, extending through September 4, 2009. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 95688492.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately one hour after the conclusion of the live audiocast, extending through September 4, 2009. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, its outlook on the economic environment and its growth strategy for the future. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the

Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2009. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Robert Lee
770-779-6464

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Revenues	$45,471	$49,648	$84,723	$97,911
Cost of revenues	28,052	32,941	54,219	63,193

Gross margin	17,419	16,707	30,504	34,718
Selling, general and administrative expenses	11,049	11,024	21,018	23,867

Operating income	6,370	5,683	9,486	10,851
Interest expense, net	727	765	1,426	1,756

Earnings before income taxes	5,643	4,918	8,060	9,095
Income taxes	618	400	1,162	993

Net earnings	$5,025	$4,518	$6,898	$8,102

Basic earnings per common share	$0.22	$0.21	$0.31	$0.37

Diluted earnings per common share	$0.21	$0.20	$0.30	$0.35

Weighted average common shares outstanding:
Basic	22,641	21,734	22,395	21,629

Diluted	23,382	22,942	23,260	22,823

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,482	$26,688
Restricted cash	388	61
Receivables:
Contract receivables	28,437	33,711
Employee advances and miscellaneous receivables	226	285

Total receivables	28,663	33,996

Prepaid expenses and other current assets	2,571	2,264

Total current assets	60,104	63,009

Property and equipment	7,685	7,901
Goodwill	4,600	4,600
Intangible assets	17,954	18,968
Other assets	3,653	4,305

Total assets	$93,996	$98,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$5,332	$5,314
Accounts payable and accrued expenses	13,687	16,275
Accrued payroll and related expenses	17,381	22,536
Refund liabilities and deferred revenue	7,416	8,372

Total current liabilities	43,816	52,497

Debt obligations	11,660	14,331
Noncurrent compensation obligations	1,464	2,849
Other long-term liabilities	6,116	6,396

Total liabilities	63,056	76,073

Shareholders’ equity:
Common stock	230	218
Additional paid-in capital	560,868	559,359
Accumulated deficit	(533,090)	(539,988)
Accumulated other comprehensive income	2,932	3,121

Total shareholders’ equity	30,940	22,710

Total liabilities and shareholders’ equity	$93,996	$98,783

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Reconciliation of net earnings to EBITDA and to adjusted EBITDA:

Net earnings	$5,025	$4,518	$6,898	$8,102

Adjust for:
Income taxes	618	400	1,162	993
Interest	727	765	1,426	1,756
Depreciation and amortization	1,417	1,315	2,708	2,716

EBITDA	7,787	6,998	12,194	13,567

Foreign currency (gains) losses on intercompany balances	(1,679)	91	(1,074)	(466)
Litigation settlement	650	—	650	—
Stock-based compensation	989	1,550	1,004	4,584

Adjusted EBITDA	$7,747	$8,639	$12,774	$17,685

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:

Net earnings	$5,025	$4,518	$6,898	$8,102
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,417	1,315	2,708	2,716
Amortization of debt discounts and deferred costs	197	196	394	390
Stock-based compensation expense	989	1,550	1,004	4,584
(Increase) decrease in receivables	(688)	20,566	6,071	8,675
Decrease in accounts payable, accrued payroll and other accrued expenses	(1,866)	(23,655)	(1,258)	(20,162)
Other, primarily changes in assets and liabilities	18	(1,608)	(10,357)	(1,866)

Net cash provided by operating activities	5,092	2,882	5,460	2,439

Cash flows from investing activities — purchases of property and equipment, net of disposals	(664)	(685)	(1,409)	(1,102)

Net cash used in financing activities	(1,327)	(1,349)	(2,899)	(23,694)

Effect of exchange rates on cash and cash equivalents	922	(136)	642	145

Net increase (decrease) in cash and cash equivalents	4,023	712	1,794	(22,212)

Cash and cash equivalents at beginning of period	24,459	19,440	26,688	42,364

Cash and cash equivalents at end of period	$28,482	$20,152	$28,482	$20,152